SOUTHERN HERITAGE BANCORP, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL REPORT DECEMBER 31, 2003


SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003


table of contents
Page
INDEPENDENT AUDITOR'S REPORT	1
FINANCIAL STATEMENTS
Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statement of stockholder's equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-26


INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Southern Heritage Bancorp, Inc. and Subsidiary

Oakwood, Georgia

We have audited the accompanying consolidated balance sheets of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                                                                                     /s/MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 20, 2004

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
Assets	2003	2002

Cash and due from banks	$1,995,735	$2,574,043
Federal funds sold	3,941,000	4,225,000
Securities available for sale, at fair value	8,864,546	5,695,652
Restricted equity securities	246,500	185,000

Loans, net of unearned income	97,174,226	71,261,126
Less allowance for loan losses	1,039,962	855,112
Loans, net	96,134,264	70,406,014

Premises and equipment	3,175,844	2,489,637
Other assets	862,755	633,324

Total assets	$115,220,644	$86,208,670

Liabilities and Stockholders' Equity

Deposits:
Noninterest-bearing demand deposits	$13,217,297	$7,569,170
Interest-bearing deposits	84,489,162	65,608,533
Total deposits	97,706,459	73,177,703
Federal Home Loan Bank advances	3,700,000	3,700,000
Other liabilities	368,199	369,798
Company guaranteed trust preferred securities	4,000,000	-
Total liabilities	105,774,658	77,247,501

Stockholders' equity
Common stock, par value $5; 10,000,000 shares authorized;
893,344 and 878,344 issued and outstanding, respectively	4,466,720	4,391,720
Capital surplus	4,433,836	4,339,985
Retained earnings	512,215	132,525
Accumulated other comprehensive income	33,215	96,939
Total stockholders' equity	9,445,986	8,961,169

Total liabilities and stockholders' equity	$115,220,644	$86,208,670

See accompanying notes to consolidated financial statements.

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Interest income:
Loans, including fees	$6,158,414	$4,551,264
Taxable investment securities	306,685	267,496
Federal funds sold	111,777	115,220
Other	8,850	8,298
Total interest income	6,585,726	4,942,278

Interest expense:
Deposits	2,194,838	1,722,272
Federal Home Loan Bank advances and trust preferred securities	282,142	135,928
Total interest expense	2,476,980	1,858,200

Net interest income	4,108,746	3,084,078
Provision for loan losses	1,205,430	298,000
Net interest income after provision for
loan losses	2,903,316	2,786,078

Other income:
Service charges on deposit accounts	178,853	146,634
Mortgage origination fees	627,187	370,176
Gain on sale of securities available for sale	405	5,295
Other operating income	97,899	47,145
Total other income	904,344	569,250

Other expenses:
Salaries and employee benefits	1,945,367	1,495,357
Occupancy and equipment expenses	435,017	296,246
Other operating expenses	858,064	643,550
Total other expenses	3,238,448	2,435,153

Income before income taxes	569,212	920,175

Income tax expense	189,522	63,841

Net income	$379,690	$856,334

Earnings per share:
Basic	$0.43	$0.97
Diluted	$0.42	$0.97

See accompanying notes to consolidated financial statements.

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

Net income	$379,690	$856,334

Other comprehensive loss:

Unrealized holding losses on securities available for sale
arising during period, net of benefits of $(32,674) and $51,951, respectively	(63,473)	(43,836)
Reclassification adjustment for gains realized in net income, net of
taxes of $154 and $2,012, respectively	(251)	(3,283)
Other comprehensive loss	(63,724)	(47,119)

Comprehensive income	$315,966	$809,215

See accompanying notes to consolidated financial statements.

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common Stock		Capital Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity
	Shares	Par Value
Balance, December 31, 2001	878,344	4,391,720	4,339,985	(723,809)	144,058	8,151,954
Net Income	---	---	---	856,334	---	856,334
Other comprehensive loss	---	- --	---	---	(47,119)	(47,119)
Balance, December 31, 2002	878,344	$4,391,720	$4,339,985	$132,525	$96,939	$8,961,169
Net Income	---	---	---	379,690	---	379,690
Options exercised	15,000	75,000	75,000	---	---	150,000
Tax benefit on options exercised	---	---	18,851	---	---	18,851
Other comprehensive loss	---	---	---	---	(63,724)	(63,724)
Balance, December 31, 2003	893,344	$ 4,466,720	$ 4,433,836	$ 512,215	$ 33,215	$ 9,445,986
See accompanying notes to consolidated financial statements.


SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002
	2003	2002
OPERATING ACTIVITIES
Net income	$379,690	$856,334
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	217,961	115,819
Amortization	24,084	9,345
Gain on sale of securities available for sale	(405)	(5,295)
Provision for loan losses	1,205,430	298,000
Deferred taxes	85,647	34,145
Increase in interest receivable	(30,774)	(34,751)
Increase(decrease) in interest payable	(4,356)	38,475
Net other operating activities	(229,868)	(372,152)

Net cash provided by operating activities	1,647,409	939,920

INVESTING ACTIVITIES
Purchases of securities available for sale	(7,472,168)	(2,535,292)
Proceeds from maturities of securities available for sale	3,000,000	3,018,046
Proceeds from sale of securities available for sale	1,183,043	1,130,547
Net (increase) decrease in federal funds sold	284,000	(1,932,000)
Purchase of restricted equity securities	(61,500)	(100,000)
Net increase in loans	(26,933,680)	(30,304,542)
Purchase of premises and equipment	(904,168)	(529,922)

Net cash used in investing activities	(30,904,473)	(31,253,163)

FINANCING ACTIVITIES
Net increase in deposits	24,528,756	29,551,630
Proceeds from issuance of trust preferred securities	4,000,000	-
Proceeds from other borrowings	-	2,000,000
Proceeds from exercise of stock options	150,000	-

Net cash provided by financing activities	28,678,756	31,551,630

Net increase(decrease) in cash and due from banks	(578,308)	1,238,387

Cash and due from banks at beginning of year	2,574,043	1,335,656

Cash and due from banks at end of year	$1,995,735	$2,574,043

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$2,478,158	$1,819,725

Income taxes	$233,100	$356,500

See accompanying notes to consolidated financial statements.


SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Southern Heritage Bancorp, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Southern Heritage Bank (the "Bank"). The Bank is a commercial bank located in Oakwood, Hall County, Georgia with a branch located in Buford, Georgia and Gainesville, Georgia. The Bank provides a full range of banking services in its primary market area of Hall County and surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $293,000 and $124,000 at December 31, 2003 and 2002, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.


 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

Purchase premiums and discounts are recognized in interest income using the interest method over the life of the securities. Gains and losses on the sale of securities are determined using the specific identification method and included in earnings on the settlement date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities carry a fixed rate and are noncallable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer's senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans and Allowance for Loan Losses

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and the allowance for loan losses. Interest income is accrued on the unpaid balance.

Loan origination fees, net of certain direct loan origination costs for all loans with a maturity exceeding one year, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using the straight-line method. Loan origination fees and direct origination costs of all other loans are recognized at the time the loan is placed on the books. Because the loan origination fee approximates the costs of these loans, the effect on operations is insignificant.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, or when a loan becomes past due 90 days or more, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is recognized on the cash basis or cost recovery method until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Allowance for Loan Losses (Continued)

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

Buildings and improvements 20-40 years

Furniture and equipment 3-10 years

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

Profit Sharing Plan

Profit sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for federal income tax purposes.

Stock Compensation Plan

The Company has a stock-based compensation plan, which is described more fully in Note 9. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans (Continued)
	Years Ended December 31,
	2003	2002

Net income, as reported	$379,690	$856,334
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of related tax effects	(51,911)	(113,848)
Pro forma net income	$327,779	$742,486
Earnings per share:
Basic - as reported	$0.43	$0.97
Basic - pro forma	$0.37	$0.85
Diluted - as reported	$0.42	$0.97
Diluted - pro forma	$0.36	$0.84

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares include all outstanding stock options.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component in the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading "Stock Compensation Plans".

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company's financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of the statement did not have a material effect on the Company's financial condition or results of operations.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities available for sale are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2003:
U.S. Government and
agency securities	$5,527,451	$73,408	$(18,125)	$5,582,734
Trust preferred securities	3,286,769	10,019	(14,976)	3,281,812
Total debt securities	$8,814,220	$83,427	$(33,101)	$8,864,546
December 31, 2002:
U.S. Government and
agency securities	$5,548,774	$147,478	$(600)	$5,695,652

The amortized cost and fair value of debt securities as of December 31, 2003 by contractual maturity are shown below.

	Amortized Cost	Fair Value

Due in less than one year	$1,766,535	$1,792,578
Due from one to five years	3,509,772	3,532,344
Due from five to ten years	1,969,987	1,975,324
Due over ten years	1,567,926	1,564,300
	$8,814,220	$8,864,546

Securities with a carrying value of $2,378,313 and $3,380,252 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gains and losses on sales of securities available for sale consist of the following:
	Years Ended December 31,
	2003	2002

Gross gains	$405	$5,295
Gross losses	-	-
Net realized gains	$405	$5,295


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. Two of eleven U.S. Government and agency securities had an unrealized loss at December 31, 2003 and had been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed. The unrealized losses on trust preferred securities at December 31, 2003 consisted of two of four securities owned. These unrealized losses are considered temporary because the investments are in financial institutions that are considered well-capitalized.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
Description of Securities:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agency securities	$981,875	$(18,125)	$-	$-	$981,875	$(18,125)
Trust preferred securities	1,245,432	(14,976)	-	-	1,245,432	(14,976)
Total temporarily impaired securities	$2,227,307	$(33,101)	$-	$-	$2,227,307	$(33,101)

NOTE 3. LOANS

The composition of loans is summarized as follows:
	December 31,
		2003	2002
1	Commercial	$6,549,441	$6,051,600
2	Real estate - construction	34,736,482	19,060,094
3	Real estate - mortgage	50,262,580	40,994,369
4	Consumer and other	5,625,723	5,155,063
5		97,174,226	71,261,126
7	Allowance for loan losses	(1,039,962)	(855,112)
8	Loans, net	$96,134,264	$70,406,014


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:
	Years Ended December 31,
	2003	2002
Balance, beginning of year	$855,112	$595,883
Provision for loan losses	1,205,430	298,000
Loans charged off	(1,023,708)	(42,793)
Recoveries of loans previously charged off	3,128	4,022
Balance, end of year	$1,039,962	$855,112

The following is a summary of information pertaining to impaired loans:
	As of and for the Years Ended
	December 31,
	2003	2002
Impaired loans without a valuation allowance	$ -	$ -
Impaired loans with a valuation allowance	110,322	25,432
Total impaired loans	$110,322	$25,432
Valuation allowance related to impaired loans	$16,548	$10,198
Average investment in impaired loans	$180,335	$56,158
Interest income recognized on impaired loans	$1,540	$-
Nonaccrual loans	$25,058	$25,432
Loans past due ninety days or more and still accruing	$85,264	$-

In the ordinary course of business, the Company has granted loans to certain directors, executive officers and their related affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:
Balance, beginning of year	$2,194,184
Advances	1,809,361
Repayments	(1,093,202)
Balance, end of year	$2,910,343


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
	December 31,
		2003	2002
1	Land	$600,000	$-
1	Leasehold improvements	140,025	140,501
2	Buildings	2,297,546	2,102,916
3	Furniture and equipment	758,589	648,615
4		3,796,160	2,892,032
5	Less accumulated depreciation	(620,316)	(402,395)
6		$3,175,844	$2,489,637

Leases

The Company leases the land on which its main banking facility is located under a noncancelable lease. The lease is for a twenty-year term and can be extended for four additional periods of five years each. The original base annual rent was $40,000, payable in monthly installments. Beginning on the first day of the fourth lease year and on the first day of each lease year thereafter, ("change date"), rent shall increase by the percentage by which the average CPI for the previous lease year exceeds the average CPI for the year preceding the previous change date, but not to exceed 5% in any event. In no event shall the rent be less than it was for the prior lease year. For this lease, the "average CPI" is the average monthly consumer price index for the particular lease year in question during the term of this lease. As of December 31, 2003, the monthly rent is $3,631. The Company is responsible for building and personal property taxes.

The Company also leases its branch building facility under a noncancelable lease. The lease is for a five- year term and can be extended for two additional periods of five years each. The original base annual rent was $3,200, payable in monthly installments. The rent shall increase 2.75% annually. As of December 31, 2003, the monthly rent is $3,288. The Company is responsible for its pro rata share of the operating expenses.

The total minimum rental commitment at December 31, 2003 is due as follows:

2004	$83,666
2005	84,764
2006	85,898
2007	61,408
2008	43,578
Due thereafter	366,777
$726,091

Total rental expense for the years ended December 31, 2003 and 2002 was $89,314 and $80,149, respectively. Total rental expense includes the land lease and all other equipment rental expense.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $17,800,943 and $16,913,418, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$42,422,424
2005	9,712,161
2006	1,481,702
2007	2,121,858
2008	2,789,775
$58,527,920

At December 31, 2003 and 2002, overdraft demand deposits reclassified to loans totaled $3,230 and $1,583, respectively.

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:
		December 31,
		2003	2002
1	Advance from Federal Home Loan Bank with interest at 3.37%, due June 24, 2004. Advance from Federal Home Loan Bank with interest	2,000,000	$2,000,000
2	at 5.84%, due October 13, 2005.	1,700,000	1,700,000
	Total Advances from Federal Home Loan Bank	$3,700,000	$3,700,000

The Company's advances from the Federal Home Loan Bank are collateralized with $10,520,477 of the Company's residential 1-4 family first mortgage loans, commercial real estate loans and with the Company's stock in the Federal Home Loan Bank.

The Company and subsidiary have available unused lines of credit with various financial institutions totaling approximately $12,157,000 at December 31, 2003.

NOTE 7. TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after June 26, 2008. The sole assets of the guarantor trust are the Subordinated Debentures of the Company (the "Debentures"). The Debentures have the same interest rate (5.55% at December 31, 2003) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures up to twenty consecutive quarterly periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. TRUST PREFERRED SECURITIES (Continued)

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on June 26, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after June 26, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board has determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on June 26, 2003. Both financial instruments bear an identical annual rate of interest at 5.55% at December 31, 2003. Distributions on the trust preferred securities are paid quarterly on March 26, June 26, September 26 and December 26 of each year, beginning September 26, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2003 was $4,124,000. The aggregate principal amount of Debentures outstanding at December 31, 2003 was $4,000,000.

NOTE 8. EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan

The Company has a contributory 401(k) profit sharing plan for the benefit of its eligible employees and their beneficiaries, subject to certain eligibility and participation rules. The contributions expensed were $68,000 and $43,584, respectively, for the years ended December 31, 2003 and 2002.

NOTE 9. STOCK COMPENSATION PLAN

In connection with the organization of the Company, employment contracts were provided to senior management granting a total of 25,000 nonqualified options. These options are exercisable at $10 per share and expire five years from the grant date, unless extended by the Board of Directors for an additional five year period.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCK COMPENSATION PLAN (Continued)

During 2002, the Board of Directors of the Company authorized and adopted the Southern Heritage Bancorp, Inc. Stock Option Plan (the "Plan"). Under the Plan, the Board of Directors of the Company is authorized to issue stock options from time to time to certain officers, key employees and outside directors of the Company or the Bank. Any option granted under the Plan must be granted within ten (10) years of the date of adoption of the Plan by the Board. Any options issued would be for the $5.00 par value common stock of the Company, and the aggregate amount of stock for which options may be granted under the Plan is 300,000 shares, with 120,000 shares being reserved for outside directors and 180,000 shares being reserved for officers and key employees. Options may be granted as qualified "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or as nonqualified options. The purchase price for a share of stock under any option granted under the Plan shall not be less than the fair market value of the stock on the date of the grant of the option or, 110% of fair market value in the case of any ten percent (10%) stockholder.

Other pertinent information related to the options is as follows:

	December 31,
	2003		2002
	Number	Weighted- average Exercise Price	Number	Weighted- average Exercise Price
Outstanding at beginning of year	267,500	$10.73	25,000	$10.00
Granted	3,000	10.00	242,500	10.80
Exercised	(15,000)	10.00	-	-
Terminated	-	-	-	-
Outstanding at end of year	255,500	$10.76	267,500	$10.73

Options exercisable at year-end	86,680	$10.44	35,000	$9.61
Weighted average life of
Options outstanding	8.1 years		8.5 years
Weighted-average fair value of
Options granted during the year		$4.20		$3.45

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
	Year Ended December 31,
	2003	2002

Dividend yield	0.00%	0.00%
Expected life	7 years	10 years
Expected volatility	0.01%	0.01%
Risk-free interest rate	4.55%	3.88%


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES

The components of income tax expense are as follows:
	Years Ended December 31,
	2003	2002
Current	$103,875	$245,807
Deferred	85,647	34,145
Change in valuation allowance	-	(216,111)
Income tax expense	$189,522	$63,841

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:
	Years Ended December 31,
	2003	2002

Income taxes at statutory federal rate	$193,532	$312,860
Change in valuation allowance	-	(216,111)
State taxes (benefits)	(4,457)	2,138
Other	447	(35,046)
Income tax expense	$189,522	$63,841

The components of deferred income taxes are as follows:
		December 31,
		2003	2002
1	Deferred tax assets:
2	Loan loss reserves	$219,227	$261,393
5	Preopening and organization expenses	-	35,845
6	Deferred loan fees	4,783	-
8		224,010	297,238
9
13	Deferred tax liabilities:
14	Depreciation	68,361	52,492
14	Securities available for sale	17,111	49,938
14	Accrual to cash adjustment	10,351	13,801
15		95,823	116,231

16	Net deferred tax assets	$128,187	$181,007


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:
		Years Ended December 31,
		2003	2002
1
2	Net income	$379,690	$856,334

	Weighted average number of common shares outstanding	889,070	878,344
	Effect of dilutive options	12,935	6,482
	Weighted average number of common shares outstanding
	used to calculate dilutive earnings per share	902,005	884,826

NOTE 12. COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments is as follows:

	December 31,
	2003	2002
Performance - standby letters of credit	$341,228	$149,228
Commitments to extend credit	18,372,939	17,810,632
	$18,714,167	$17,959,860

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, real estate and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-six percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank's statutory capital, or approximately $2,850,000 at December 31, 2003.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $242,000 of retained earnings were available for dividend declaration without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2003, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

The Bank's actual capital amounts and ratios are presented in the following table:
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets	$13,570	13.34%	$8,137	8.00%	$10,171	10.00%
Tier I Capital to Risk Weighted Assets	$12,530	12.32%	$4,068	4.00%	$6,103	6.00%
Tier I Capital to Average Assets	$12,530	10.91%	$4,596	4.00%	$5,745	5.00%

December 31, 2002:
Total Capital to Risk Weighted Assets	$9,401	13.17%	$5,708	8.00%	$7,138	10.00%
Tier I Capital to Risk Weighted Assets	$8,546	11.98%	$2,854	4.00%	$4,280	6.00%
Tier I Capital to Average Assets	$8,546	10.11%	$3,382	4.00%	$4,227	5.00%

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions.

Cash, Due From Banks and Federal Funds Sold: The carrying amounts of cash, due from banks and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The carrying amounts of demand deposits, savings deposits and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted contractual cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances and Trust Preferred Securities: The fair values of the Company's fixed rate Federal Home Loan Bank advances and trust preferred securities are estimated using discounted cash flow models based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments: Fair values of the Company's off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks
and federal funds sold	$5,936,735	$5,936,735	$6,799,043	$6,799,043
Securities available for sale	8,864,546	8,864,546	5,695,652	5,695,652
Restricted equity securities	246,500	246,500	185,000	185,000
Loans	96,134,264	97,450,000	70,406,014	71,865,408
Accrued interest receivable	363,951	363,951	333,177	333,177

Financial liabilities:
Deposits	97,706,459	98,878,539	73,177,703	73,646,427
Federal Home Loan Bank advances	3,700,000	3,844,900	3,700,000	3,905,300
Trust preferred securities	4,000,000	4,000,000	-	-
Accrued interest payable	223,162	223,162	227,518	227,518


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:
	Years Ended December 31,
	2003	2002
Other operating expenses:
Legal and professional fees	$72,920	$74,051
Data processing	175,591	125,688

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Southern Heritage Bancorp, Inc., as of and for the years ended December 31, 2003 and 2002:
	CONDENSED BALANCE SHEETS
		2003	2002
1	Assets
2	Cash	$652,149	$71,844
4	Investment in subsidiary	12,562,894	8,642,839
4	Income tax receivable	132,064	213,329
	Deferred tax assets	-	33,157
	Other assets	102,058	-
5
6	Total assets	$13,449,165	$8,961,169

1	Liabilities
4	Company guaranteed trust preferred securities	$4,000,000	$-
	Other liabilities	3,179	-
		4,003,179	-

9	Stockholders' equity	9,445,986	8,961,169
10
11	Total liabilities and stockholders' equity	$13,449,165	$8,961,169


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

	CONDENSED STATEMENTS OF INCOME
		2003	2002
	Interest expense	$117,620	$-
1	Other expenses	60,850	48,124
7
8	Loss before income taxes	(178,470)	(48,124)

9	Income tax benefits	(74,381)	(291,486)

	Income (loss) before equity in income of subsidiary	(104,089)	243,362

10	Equity in income of subsidiary	483,779	612,972
11
12	Net income	$379,690	$856,334


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)
	CONDENSED STATEMENTS OF CASH FLOWS
		2003	2002
1	OPERATING ACTIVITIES
2	Net income	$379,690	$856,334
3	Adjustments to reconcile net income to net cash
4	used in operating activities:
	Decrease(increase) income tax receivable	81,265	(86,524)
	Decrease (increase) deferred tax assets	33,157	(159,962)
	Increase in other assets	(83,207)	-
	Increase in other liabilities	3,179	-
5	Equity in earnings of subsidiary	(483,779)	(612,972)
7
8	Net cash used in operating activities	(69,695)	(3,124)
9
1	INVESTING ACTIVITIES
2	Investment in subsidiary	(3,500,000)	-

1	FINANCING ACTIVITIES
2	Proceeds from issuance of trust preferred securities	4,000,000	-
	Proceeds from exercise of stock options	150,000	-

8	Net cash provided by financing activities	4,150,000	-

16	Net increase (decrease) in cash	580,305	(3,124)
17
18	Cash at beginning of year	71,844	74,968
19
20	Cash at end of year	$652,149	$71,844

NOTE 18. SUBSEQUENT EVENT

On January 26, 2004, the Company signed a definitive agreement for the merger of Southern Heritage Bancorp, Inc. into GB&T Bancshares, Inc. The terms of the agreement call for the exchange of 1.063 shares of GB&T Bancshares, Inc. stock for each of the outstanding shares of Southern Heritage Bancorp, Inc. The merger is subject to approval of the stockholders of Southern Heritage Bancorp, Inc. and regulators.
